EX-4iii
                                                                         JACKSON
                                                         NATIONAL LIFE INSURANCE


                    REDUCED ADMINISTRATION CHARGE ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE TERMS OF THE CONTRACT ALSO APPLY TO THIS ENDORSEMENT EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS ENDORSEMENT.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The CONTRACT DATA PAGE is amended by replacing the Administration Charge with the following:

"ADMINISTRATION CHARGE:

                    On an annual basis, this charge equals [0.15%] of the daily net asset value of the Investment Divisions.

                    The Company will waive the Administration Charge if the Contract Value on the later of the Issue Date or the most recent Contract Quarterly Anniversary is greater than or equal to [$1,000,000].

                    If the Contract Value subsequently falls below [$1,000,000] on a Contract Quarterly Anniversary, the Administration Charge of [0.15%] will be reinstated."

2)   The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT QUARTERLY ANNIVERSARY.

                    Each three-month anniversary of the Issue Date."

                                         Signed for the
                                         Jackson National Life Insurance Company
                                         CLARK P. MANNING
                                         Clark P. Manning, Jr.
                                         President and Chief Executive Officer




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